EXHIBIT 23.3


                        INDEPENDENT AUDITORS' CONSENT



         We consent to incorporation by reference in the Registration Statement of Ascential Software Corporation (formerly Informix Corporation) on Form S-8 of our report dated January 28, 2000 (March 1, 2000 as to Note 1, "Merger with Informix Corporation") (relating to the consolidated financial statements of Ardent Software, Inc. and subsidiaries, which report expresses an unqualified opinion and contains an explantory paragraph relating to the merger of Ardent Software, Inc. and subsidiaries into Informix Corporation on March 1, 2000) appearing in the Annual Report on Form 10-K of Ascential Software Corporation for the year ended December 31, 2001.




Deloitte & Touche  LLP
Boston, Massachusetts
May 1, 2002